Exhibit 99.1

FOR IMMEDIATE RELEASE

For media inquiries, contact:

Sabrina Rios, Citrix Systems, Inc.

(954) 267-2529 or sabrina.rios@citrix.com

James Boike, A&R Partners

212-905-6157 or jboike@arpartners.com

For Citrix product information: 1-800-437-7503

Citrix and Microsoft Sign Technology Collaboration and Licensing Agreement

Improvements to “Longhorn” Windows Server Platform to Enable Expanded Access Solutions

FORT LAUDERDALE, Fla. – December 21, 2004 – Citrix Systems, Inc. (Nasdaq: CTXS), the global leader in access infrastructure solutions, today announced an agreement with Microsoft Corporation that enables Citrix to deliver more comprehensive access solutions on the Windows platform and will improve the access capabilities available in the forthcoming version of Windows Server codenamed “Longhorn.”

Specifically, the agreement with Microsoft Corp.:

•	Includes a new technology collaboration agreement to further enhance the overall extensibility of Windows® Terminal Server;

•	Formalizes Citrix’s continued access to Microsoft® Windows Server code; and,

•	Provides for patent cross-licensing between both companies.

The five-year agreement paves the way for further improvements in the Citrix® MetaFrame® Access Suite, which runs on Microsoft Windows Terminal Server. For existing customers, the agreement will provide enhanced collaboration to achieve continuity to migrate to MetaFrame Presentation Server on Windows “Longhorn” Server.

“This is an exciting agreement that will help us better serve our customers’ access needs through the next generation of Microsoft’s Windows Server operating system,” said Mark Templeton, president and chief executive officer for Citrix. “Improved integration with Microsoft’s server operating systems will help us deliver solutions that are simpler to implement and manage, and will provide a smooth migration path for our mutual customers.

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Citrix and Microsoft Sign Technology Collaboration and Licensing Agreement

“Today’s agreement continues a long partnership with Microsoft that has helped Citrix successfully extend Microsoft solutions to over 120,000 enterprises through innovation and partnership. From an industry standpoint, Citrix believes this kind of patent and technology licensing agreement is a driver of innovation in the software ecosystem that, in the end, delivers great value to customers.”

“We are excited to expand our business relationship with Citrix Systems in order to better serve our customers,” said Bob Muglia, senior vice president, Microsoft Windows Server Division. “This collaboration will result in an improved and more extensible Windows Server platform for ISVs that broadens the solutions for Windows Server and ensures that Windows “Longhorn” Server will be the best platform for access solutions available in the market. Furthermore, this technology and patent licensing agreement provides an important context for our collaboration with Citrix.”

The agreement builds on a long history of collaboration between the two companies that began in 1997 when Citrix licensed components of its technology to Microsoft as the base for Microsoft’s Terminal Server functionality. Over the years, Citrix and Microsoft have worked closely together on development initiatives, as well as marketing and sales efforts worldwide. Last year, Citrix was named ‘Global ISV Partner of the Year’ for Microsoft.

About Citrix

Citrix Systems, Inc. (Nasdaq:CTXS) is the global leader in access infrastructure solutions and the most trusted name in secure access for enterprises and individuals. Nearly 50 million people in more than 120,000 organizations around the world use Citrix every day. Our software gives people secure and well-managed access to business information wherever it lives—on demand. Citrix customers include 100% of the Fortune 100 companies, 99% of the Fortune 500, and 92% of the Fortune Global 500. Based in Fort Lauderdale, Florida, Citrix has offices in 22 countries, and approximately 7,000 channel and alliance partners in more than 100 countries. For more information visit http://www.citrix.com.

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Citrix and Microsoft Sign Technology Collaboration and Licensing Agreement

For Citrix Investors

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements by management, statements regarding existing and new products, Citrix’s customers, and Longhorn Server, and management’s plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements, including, without limitation, the success of the company’s product lines; the company’s product concentration and its ability to develop and commercialize new products and services; the success of investments in foreign operations and vertical and geographic markets; the company’s ability to successfully integrate the operations and employees of acquired companies, and the possible failure to achieve anticipated revenues and profits from acquisitions; the company’s ability to maintain and expand its core business in large enterprise accounts; the company’s ability to attract and retain small sized customers; the size, timing and recognition of revenue from significant orders; the effect of new accounting pronouncements on revenue and expense recognition; the company’s reliance on and the success of the company’s independent distributors and resellers for the marketing and distribution of the company’s products and the success of the company’s marketing and licensing programs, including the Advisor Rewards program; increased competition, changes in the company’s pricing policies or those of its competitors; management of operations and operating expenses; charges in the event of the impairment of assets acquired through business combinations and licenses; the management of anticipated future growth and the recruitment and retention of qualified employees; competition and other risks associated with the market for our Web-based access, training and customer assistance products; as well as risks of downturns in economic conditions generally; political and social turmoil; and the uncertainty in and the effects of a weakened IT spending environment that has impacted the overall demand for software and related services; and other risks detailed in the company’s filings with the Securities and Exchange Commission. Citrix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

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Citrix® and MetaFrame® are registered trademarks or trademarks of Citrix Systems, Inc. in the U.S. and other countries. Microsoft® and Windows® are registered trademarks of Microsoft Corporation in the U.S. and/or other countries. All other trademarks and registered trademarks are property of their respective owners.